EXPENSE LIMITATION AGREEMENT

Forum Funds

c/o Atlantic Fund Administration

Three Canal Plaza, Suite 600

Portland, ME 04101

June 14, 2018

Beck, Mack & Oliver LLC

360 Madison Avenue

New York, NY 10017

Dear Mr. Beck:

Pursuant to this Expense Limitation Agreement (the “Agreement”), Beck, Mack & Oliver LLC (the “Adviser”) agrees to limit its investment advisory fee and reimburse expenses as necessary to ensure that the net annual operating expenses (excluding all taxes, interest, portfolio transaction expenses, acquired fund fees and expenses, and extraordinary expenses) for the Beck, Mack & Oliver Partners Fund (the “Fund”) do not exceed the levels listed below (the “Expense Limitation”) through July 31, 2019 (the “Limitation Period”).

Beck, Mack & Oliver Partners Fund	1.00%

This Agreement constitutes the whole agreement between the parties and supersedes any previous fee waiver agreement relating to the Fund.

This Agreement is made and to be performed principally in the states of New York and Maine, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware.

This Agreement may only be amended or terminated with the approval of the Board of Trustees of Forum Funds (the “Board”) and will automatically terminate concurrent with the termination of the advisory agreement between the Adviser and the Trust with respect to the Fund; provided, however, that this Agreement shall not terminate in the event of a termination of such advisory agreement as a result of an assignment thereof by the Adviser if a new advisory agreement is entered into by the Trust and the Adviser with respect to the Fund.

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If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

FORUM FUNDS,

By:	/s/ Jessica Chase
Jessica Chase
Title:	President

The foregoing Agreement is hereby accepted as of June 14, 2018.

Beck, Mack & Oliver LLC

By:	/s/ Robert C. Beck
Name:	Robert C. Beck
Title:	Senior Member

Signature page to the Expense Limitation Agreement